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                                                                    EXHIBIT 12.1

BOWATER INCORPORATED
STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIO INFORMATION)


                                                    Three Months Ended March 31,
                                                    ----------------------------

                                                        2002            2001
                                                    ----------------------------

EARNINGS:

Income before income taxes and minority interests     $   6.1          $  62.6

Add: Fixed charges from below                            46.3             41.7
Less: Capitalized interest
                                                          1.5              3.0
                                                    ----------------------------

                                                      $  50.9          $ 101.3
                                                    ============================

FIXED CHARGES:

Interest expense, net of interest capitalized            41.8             35.2
Capitalized interest                                      1.5              3.0
Estimate of interest within rental expense                0.7              0.7
Amortized premium and discounts related to
  indebtedness                                            2.3              2.8
                                                    ----------------------------

                                                      $  46.3          $  41.7
                                                    ============================

RATIO OF EARNINGS TO FIXED CHARGES                       1.1x             2.4x
                                                    ============================